                                                                    Exhibit 99.1

CONTACT:   Barry Susson                         Brendon Frey or
           Chief Financial Officer              Tom Ryan
           (215) 676-6000                       (203) 682-8200
                                       OR
OF:        Deb Shops, Inc.                      Integrated Corporate Relations
           9401 Blue Grass Road                 450 Post Road East
           Philadelphia, PA  19114              Westport, CT  06880

--------------------------------------------------------------------------------

                     DEB SHOPS REPORTS FIRST QUARTER RESULTS

      - DILUTED EARNINGS PER SHARE INCREASED TO $0.20 FROM $0.06 LAST YEAR-

   -RAISES FISCAL 2006 EARNINGS GUIDANCE TO $1.45 TO $1.55 PER DILUTED SHARE-

Philadelphia, PA - May 19, 2005 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the first quarter ended April 30, 2005.

For the first quarter of fiscal 2006, net sales increased 6.0% to $77.5 million compared to $73.1 million in the first quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $21.8 million resulting in a gross margin of 28.1% for the period. This compares to gross profit of $19.4 million and a 26.6% gross margin in the first quarter of fiscal 2005. First quarter net income increased to $2.8 million compared to $0.9 million in the year ago period, while diluted earnings per share increased to $0.20 from $0.06 in last year's first quarter. Where applicable, prior year amounts reflect the effects of the Company's lease accounting restatement. The restatement did not affect prior year diluted earnings per share.

As of April 30, 2005, the Company had $180.0 million in cash and marketable securities, shareholders' equity of $192.2 million, and no debt. Based on shares currently outstanding, approximately $83.1 million of the cash and marketable securities will be used to fund the $6.00 per share dividend announced by the Company last week.

 "We are very pleased with our solid start to the new fiscal year," stated Marvin Rounick, President and CEO of Deb Shops. "Our first quarter results were highlighted by a 6.9% same store sales increase, fueled by strong customer reaction to our spring merchandise assortment. In addition, we continued to improve gross margin levels and drive additional operating expense leverage, which allowed us to materially exceed last year's first quarter results. Looking ahead, we remain committed to successfully executing our business plan which is focused on long-term growth."

During the first quarter of fiscal 2006, Deb Shops opened one new store, remodeled four existing locations, converted seven junior stores to junior / plus combination stores and closed one store.

Barry Susson, CFO of Deb Shops added, "The positive momentum we generated last year has continued into this year's first quarter and we continue to be optimistic about our opportunities. We are pleased with our recent performance and believe that our commitment to increasing shareholder value is underscored by our recent announcement to pay a special one-time dividend of $6.00 per share. Combined with our ongoing quarterly dividends, we believe we have solidified our position as a total return investment."

Based on management's current outlook, Deb Shops raised fiscal 2006 sales guidance to a range of $308 million to $318 million and increased the range of diluted earnings to $1.45 to $1.55 per share. These amounts are based on projected mid-single digit comparable store sales increases and by net new store growth of between 5 and 10 stores.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus-sizes. The Company currently operates 323 specialty apparel stores in 41 states under the DEB and Tops 'N Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                               (tables to follow)

                     Income Statement Highlights (Unaudited)

                                                              Three Months Ended
                                                                   April 30,
                                                         -----------------------------
                                                             2005             2004
                                                         ------------    -------------
                                                                         (as restated)
                     Net sales                           $ 77,484,747    $ 73,080,583

                     Costs and expenses
                     Cost of sales, including
                          buying and occupancy costs       55,682,817      53,659,820
                     Selling and administrative            17,095,260      17,133,968
                     Depreciation expense                   1,366,807       1,316,231
                                                         ------------------------------
                                                           74,144,884      72,110,019

                     Operating income                       3,339,863         970,564
                     Other income, principally interest     1,048,455         405,353
                                                         ------------------------------

                     Income before income taxes             4,388,318       1,375,917
                     Income tax provision                   1,628,000         497,250
                                                         ------------------------------

                     Net income                          $  2,760,318    $    878,667
                                                         ==============================

                     Net income per common share
                                             Basic       $       0.20    $       0.06
                                                         ==============================
                                             Diluted     $       0.20    $       0.06
                                                         ==============================

                     Weighted average number of
                          common shares outstanding
                                             Basic         13,781,578      13,687,389
                                                         ==============================
                                             Diluted       13,948,925      13,698,504
                                                         ==============================

                     EBITDA(1)                           $  4,706,670    $  2,286,795
                                                         ==============================

Balance Sheet Highlights (Unaudited)

                                               April 30, 2005           April 30, 2004
                                               --------------           --------------
                                                                         (as restated)
    Cash and cash equivalents                 $   32,868,176            $    28,727,492
    Marketable securities                     $  147,100,000            $   133,300,000
    Merchandise inventories                   $   25,476,107            $    24,381,282
    Total current assets                      $  209,189,345            $   191,021,777
    Property, plant and equipment, net        $   22,700,640            $    24,245,824
    Total assets                              $  241,024,144            $   224,167,244
    Total current liabilities                 $   38,000,013            $    32,072,452
    Total liabilities                         $   48,783,100            $    42,942,497
    Shareholders' equity                      $  192,241,044            $   181,224,747

                     (1)EBITDA Reconciliation (Unaudited)

                                                               Three Months Ended
                                                                   April 30,
                                                       -------------------------------
                                                           2005               2004
                                                       ------------      -------------
                                                                         (as restated)
                     Net income                        $  2,760,318      $     878,667
                     Income tax provision                 1,628,000            497,250
                     Depreciation expense                 1,366,807          1,316,231
                     Other income, principally
                           interest                      (1,048,455)          (405,353)
                                                       --------------------------------
                     EBITDA                            $  4,706,670      $    2,286,795
                                                       ================================

(1) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.